Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Lindblad Expeditions Holdings, Inc. and Subsidiaries on Form S-3 of our report dated February 28, 2022, with respect to our audit of the consolidated financial statements of Lindblad Expeditions Holdings, Inc. and Subsidiaries for the year ended December 31, 2021 appearing in the Annual Report on Form 10-K of Lindblad Expeditions Holdings, Inc. and Subsidiaries for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Melville, NY

March 6, 2024